Exhibit 5.2

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

May 17, 2010

DJSP Enterprises, Inc.
900 South Pine Island Road, Suite 400
Plantation, Florida 33324

Ladies and Gentlemen:

We have acted as counsel to DJSP Enterprises, Inc., a British Virgin Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the (i) issuance of 6,875,000 ordinary shares underlying the warrants issued as part of the initial public offering (“IPO”) of the Company issuable in accordance with the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“IPO Warrant Agreement”), and (ii) the resale of (a) 2,291,666 warrants and 2,291,666 ordinary shares underlying such warrants held by the founding shareholders of the Company the issuance of which are also governed by the terms of the IPO Warrant Agreement, (b) 8,266,667 ordinary shares issuable to certain members of DAL Group LLC (“DAL”) upon conversion of the common units of DAL into ordinary shares of the Company, (c) 1,500,000 ordinary shares issued in a private placement issued to certain accredited investors, (d) 2,000,000 warrants and ordinary shares underlying such warrants issued to the founding shareholders (“Private Placement Warrants”) the issuance of which are also governed by the terms of the IPO Warrant Agreement, (e) 233,010 ordinary shares which may be issued to certain holders of the Private Placement Warrants in connection with their agreement to exercise or sell those warrants, (f) 2,291,666 ordinary shares held by certain founding shareholders of the Company, and (g) 137,500 ordinary shares and 137,500 warrants which may be issued upon exercise of the unit purchase option issued to the underwriters in connection with the IPO and the 137,500 ordinary shares underlying such warrants, the issuance of which are also governed by the terms of the IPO Warrant Agreement.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the due authorization, execution, delivery and performance of the IPO Warrant Agreement and the transactions contemplated thereby, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the IPO Warrant Agreement is governed by New York law, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any other law other than the law of the State of New York.

Based upon the foregoing, we are of the opinion that each of the warrants issued pursuant to the terms of the IPO Warrant Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. We are opining as to such warrants constituting legal obligations of the Company solely with respect to the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP